Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES APRIL CASH DISTRIBUTION
     DALLAS, Texas, April 20, 2007 – Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE – PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.088668 per unit, payable on May 14, 2007, to unit holders of record on April 30, 2007.
     This month’s distribution decreased from the previous month due primarily to a slight decrease in oil production in the Waddell Ranch and lower gas prices. This would primarily reflect production for the month of February. As of January 1, 2007, gas produced on the Waddell Ranch was sold to Duke Energy. During the transition from one system to another, certain volumes were not recorded and were captured for this month. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 53,983 bbls and 273,351 mcf. The average price for oil was $52.75 per bbl and for gas was $5.76 per mcf. Capital expenditures were approximately $899,220. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas	Oil	Gas
	(Bbls)	(Mcf)	(per Bbl)	(per Mcf)
Current Month	53,983	273,351	$52.75	$5.76

Prior Month	61,433	241,361	$49.24	$7.94
     Permian Basin Royalty Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.
     The estimated net proved reserves, as of January 1, 2007, attributable to the Trust from the properties appraised are approximately 6.6 million barrels of oil and 24.1 billion cubic feet of gas with a future net value of approximately $265,971,000.
     With the estimated quantities of this year’s reserve estimate of 6.6 million barrels of oil and 24.1 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 8 to 9 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 13, 2007 and is available to all unitholders at this time on the SEC website.
     For additional information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free – 877 .228.5085